Exhibit 99.1

Mativ Announces Greg Weitzel as New Chief Financial Officer

Weitzel to succeed Andrew Wamser as company continues to pursue its strategic growth objectives

ALPHARETTA, Ga. – March 15, 2023 – Mativ Holdings, Inc. (NYSE: MATV), a global leader in specialty materials, today announced that Greg Weitzel will succeed Andrew Wamser as global chief financial officer for the ~$3 billion manufacturer of critical components and engineered solutions. Weitzel will assume the leadership of the company’s global financial capabilities and services on April 2, 2023 from Wamser, who will depart the company on April 1, 2023.

“Mativ is at a pivotal point as we begin our first full year as a newly combined company. We are executing on the merger synergies, have a clear strategy for growth and a great opportunity to reposition our company for the future,” said Julie Schertell, president and chief executive officer of Mativ. “As the leader of our finance organization, Greg will have a critical role in helping us achieve our ambition, drive growth, and deliver value to our stakeholders. I have worked with Greg for many years, have tremendous respect for his leadership and knowledge of our industry, and am pleased to have the opportunity to partner with him as our CFO. I am very confident in his ability to lead our best-in-class finance organization and steward our strong financial performance for years to come.”

Weitzel is a results-oriented strategic and collaborative leader with extensive experience driving value creation and supporting revenue growth through identifying trends and providing forward-thinking insights that improve decision-making. He has an established history of building successful teams and processes and forming business partnerships across functions and with key leaders to accelerate improved profitability. Weitzel has served as Mativ’s vice president of Financial Planning & Analysis since the creation of the company in July 2022 from the merger of Neenah, Inc. and SWM International. Since 2013, he has held progressive senior finance roles with Neenah, Inc. and prior to that with Georgia-Pacific Corporation, including leading the company’s FP&A organization and holding business unit finance supply chain leadership roles.

“Mativ is an incredible organization filled with strong leaders and great stewards of business from around the world,” said Weitzel. “I am thrilled to take the helm of our financial operations, continuing our track record of strong financial performance, delivering against our goals, and creating the path for long-term value creation for our stakeholders.”

About Mativ

Mativ Holdings, Inc. is a global leader in specialty materials headquartered in Alpharetta, Georgia. The company offers a wide range of critical components and engineered solutions to solve our customers’ most complex challenges. With over 7,500 employees worldwide, we manufacture on four continents and generate sales in more than 100 countries. The company’s two operating segments, Advanced Technical Materials and Fiber-Based Solutions, target premium applications across diversified and growing end-markets, from filtration to healthcare to sustainable packaging. Our broad portfolio of technologies combines polymers, fibers, and resins to optimize the performance of our customers’ products across multiple stages of the value chain. Our leading positions are a testament to our best-in-class global manufacturing, supply chain, and materials science capabilities. We drive innovation and enhance performance, finding potential in the impossible.

Media Contact for Mativ

Brendan Streich

Vice President, Global Communications and Engagement

media@mativ.com